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Exhibit 99.3

Affordable Residential Communities LP
(Formerly Affordable Residential Communities IV, LP)

Consolidated Financial Statements

As of and for the Years Ended December 31, 2004 and 2003

i

REPORT OF INDEPENDENT AUDITORS

To the Partners of
Affordable Residential Communities LP:

              In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of Affordable Residential Communities LP and its subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP Denver, Colorado March 31, 2005

Affordable Residential Communities LP

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(In thousands)

	December 31,
	2004	2003
Assets
Rental and other property, net	$1,532,780	$863,515
Assets held for sale	54,123	44,362
Cash and cash equivalents	39,802	26,626
Restricted cash	—	13,669
Tenant, notes and other receivables, net	19,029	8,468
Inventory	11,230	3,878
Loan origination costs, net	14,403	11,921
Loan reserves	31,019	32,414
Goodwill	85,264	86,127
Lease intangibles and customer relationships, net	19,106	10,987
Prepaid expenses and other assets	6,476	24,102

Total assets	$1,813,232	$1,126,069

Liabilities and Partners' Capital
Notes payable and preferred interest	$1,001,622	$773,394
Liabilities related to assets held for sale	29,516	16,975
Accounts payable and accrued expenses	37,877	19,828
Distributions payable	15,505	—
Tenant deposits and other liabilities	12,773	7,655

Total liabilities	1,097,293	817,852

Commitments and contingencies (Note 14)
Partners' capital (see Note 4)
Preferred OP Units	144,250	—
Common OP Units:
General Partner	539,382	265,578
Limited Partners	32,307	42,639

	715,939	308,217

Total liabilities and partners' capital	$1,813,232	$1,126,069

See notes to consolidated financial statements

Affordable Residential Communities LP

Consolidated Statements of Operations

For the years ended December 31, 2004, 2003, and 2002

(In thousands)

	For the Year Ended December 31
	2004	2003	2002
Revenue
Rental income	$187,267	$125,915	$92,610
Sales of manufactured homes	15,221	21,681	31,942
Utility and other income	20,065	15,599	11,942
Net consumer finance income	104	—	—

Total revenue	222,657	163,195	136,494

Expenses
Property operations	75,150	44,295	33,341
Real estate taxes	16,621	10,247	6,633
Cost of manufactured homes sold	18,267	18,357	25,826
Retail home sales, finance, insurance and other operations	8,198	7,382	8,582
Property management	7,127	5,527	4,105
General and administrative	29,361	16,855	13,087
Initial public offering costs	4,417	—	—
Early termination of debt	16,685	—	—
Depreciation and amortization	72,014	46,467	37,058
Real estate and retail asset impairment	3,591	1,385	—
Goodwill impairment	863	—	13,557
Interest expense	56,892	57,386	43,804

Total expenses	309,186	207,901	185,993
Interest income	(1,616)	(1,439)	(1,390)

Loss from continuing operations	(84,913)	(43,267)	(48,109)
Income from discontinued operations	1,915	31	1,040
Gain (loss) on sale of discontinued operations	(8,549)	3,333	—

Net loss	(91,547)	(39,903)	(47,069)
Preferred unit distributions	(9,752)	—	—

Net loss attributable to common OP unitholders	$(101,299)	$(39,903)	$(47,069)

Net loss attributable to common OP Unitholders
General Partner	$(95,445)	$(34,386)	$(40,818)
Limited Partners	(5,854)	(5,517)	(6,251)

	$(101,299)	$(39,903)	$(47,069)

See notes to consolidated financial statements

Affordable Residential Communities LP

Consolidated Statements of Partners' Capital

For the years ended December 31, 2004, 2003, and 2002

(In thousands)

	Common OP Unitholders
	General Partner	Limited Partners	Preferred OP Unitholders	Total
Balance January 1, 2002	$158,957	$62	$—	$159,019
Sales of OP Units	33,760	—	—	33,760
OP Units retired in the Reorganization	—	(62)	—	(62)
OP Units issued in the Reorganization	137,652	64,820	—	202,472
Transfer (from) to limited partners (to) from general partner resulting from issuance of OP Units	10,413	(10,413)	—	—
Net loss	(40,818)	(6,251)	—	(47,069)

Balance December 31, 2002	299,964	48,156	—	348,120
Net loss	(34,386)	(5,517)	—	(39,903)

Balance December 31, 2003	265,578	42,639	—	308,217

Issuance of common OP units	410,724	—	—	410,724
Issuance of preferred OP units	—	—	144,250	144,250
Restricted common units issued, net of current year amortization	199	—	—	199
Forfeiture of restricted common OP units	(150)	—	—	(150)
Redemption of OP Units	—	(125)	—	(125)
Transfer of capital	1,737	(1,737)	—	—
Distributions to OP unitholders	(44,469)	(2,616)	—	(47,085)
Net loss	(95,445)	(5,854)	—	(101,299)
Other comprehensive income- interest rate swap	1,208	—	—	1,208

Comprehensive loss				(100,091)

Balance December 31, 2004	$539,382	$32,307	$144,250	$715,939

See notes to consolidated financial statements

Affordable Residential Communities LP

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003, and 2002

(In thousands)

	For the Year Ended December 31,
	2004	2003	2002
Cash flow from operating activities
Net loss attributable to common OP Unit holders	$(101,299)	$(39,903)	$(47,069)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,014	46,467	37,058
Adjustments to fair value for interest rate caps	241	—	1,561
OP unit grant compensation expense	10,120	—	—
Preferred unit distribution declared	8,966	—	—
PPU distributions declared	786	—	—
Non-cash REIT IPO related costs	389	—	—
Early termination of debt	10,358	—	—
Retail home sales impairment and other expense	—	1,385	—
Real estate asset impairment	3,591	—	—
Goodwill impairment	863	—	13,557
Depreciation included in income from discontinued operations	3,134	2,613	2,026
(Gain) loss on sale of discontinued operations	8,549	(3,333)	—
Rent expense related to vacated office space	—	864	—
Changes in operating assets and liabilities, net of acquisitions	9,322	2,596	7,148

Net cash provided by operating activities	27,034	10,689	14,281

Cash flow from investing activities
Acquisition of Hometown communities	(507,136)	—	—
Acquisition of communities and manufactured homes	(87,693)	(34,288)	(121,611)
Proceeds from community sales	36,922	14,879	—
Deposits and deferred acquisition costs on purchase of Hometown assets	—	(15,559)	—
Community improvements and equipment purchases	(49,708)	(12,725)	(15,862)

Net cash used in investing activities	(607,615)	(47,693)	(137,473)

Cash flow from financing activities
Cash flow from REIT IPO
Common stock offering	438,078	—	—
Preferred stock offering	125,000	—	—
Common stock offering expenses	(37,421)	—	—
Preferred stock offering expenses	(5,892)	—	—
Cash flow from REIT IPO related financing transactions
Debt issued in the financing transactions	500,000	—	—
Debt paid in the financing transactions	(439,048)	—	—
Payment of loan origination costs	(8,122)	—	—
Release of restricted cash	12,278	—	—
Release of loan reserves	19,089	—	—
New loan reserves	(14,247)	—	—

See notes to consolidated financial statements

	For the Year Ended December 31,
	2004	2003	2002
Cash flow from the Reorganization:
Debt issued in the Reorganization	—	—	578,000
Debt paid in the Reorganization	—	—	(431,165)
Redemption of Limited Partnership interests	—	—	(112,966)
Payment of loan costs	—	—	(13,365)
Net release of restricted cash	—	—	2,609
Net release of loan reserves	—	—	4,695
Other	—	—	(4,678)
Proceeds from the issuance of common OP Units	—	—	33,760
Deferred common and preferred OP unit issuance costs	—	(1,026)	—
Proceeds from issuance of debt	96,421	49,038	126,119
Deferred debt issuance costs	—	—	—
Repayment of debt	(42,660)	(25,356)	(14,416)
Payment of common distributions	(33,563)	—	—
Payment of preferred distributions	(7,247)	—	—
Payment of partnership preferred distributions	(524)	—	—
Repurchase of OP Units	(125)	—	—
Restricted cash	1,391	(240)	(1,906)
Loan reserves	(3,447)	6,867	(28,185)
Loan origination costs	(6,204)	(3,894)	(715)

Net cash provided by financing activities	593,757	25,389	137,787

Net increase (decrease) in cash and cash equivalents	13,176	(11,615)	14,595
Cash and cash equivalents, beginning of period	26,626	38,241	23,646

Cash and cash equivalents, end of period	$39,802	$26,626	38,241

Non-cash financing and investing transactions:
Debt assumed in connection with acquisitions	$96,898	$4,294	$5,944
Preferred OP Units issued in connection with acquisitions	25,142	—	—
Distributions declared but not paid	13,524	—
Accrual of loan origination costs	2,000	—
OP Units issued in the Reorganization	—	—	64,820
Common stock issued in the Reorganization	—	—	137,652
Limited Partnership debt assumed in the Reorganization	—	—	233,915
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$56,765	$56,941	36,077

See notes to consolidated financial statements

Affordable Residential Communities LP

Notes to Consolidated Financial Statements

1. Business, Liquidity and Summary of Significant Accounting Policies

Business

              Affordable Residential Communities LP (formerly Affordable Residential Communities IV, LP) (the "Partnership," the "Operating Partnership" or "OP") is a limited partnership engaged in the acquisition, renovation, repositioning and operation of manufactured home communities, the rental of manufactured homes, the retail sale of manufactured homes and other related businesses. We were organized in July of 1998 and operate primarily through our subsidiaries. Our general partner is Affordable Residential Communities Inc. ("ARC" or "REIT") (formerly known as ARC IV REIT Inc.).

              As described in Note 2, on May 2, 2002, ARC completed the acquisition of Affordable Residential Communities, L.P. I ("LP I"), Affordable Residential Communities, L.P., II ("LP II"), Affordable Residential Communities, L.P., III ("LP III") (collectively, LP I, LP II, and LP III are the "Limited Partnerships") and their respective subsidiaries and certain of the assets and subsidiaries of ARC Holdings Limited Liability Company ("Holdings") (the "Reorganization").

              As of December 31, 2004, we owned and operated 315 communities (net of 13 communities classified as discontinued operations, see Note 10) consisting of 63,661 homesites (net of 2,566 homesites classified as discontinued operations) in 27 states with occupancy of 81.5%. Our five largest markets are Dallas-Fort Worth, Texas, with 11.4% of our total homesites; Atlanta, Georgia, with 7.8% of our total homesites; Salt Lake City, Utah, with 6.0% of our total homesites; the Front Range of Colorado, with 5.2% of our total homesites; and Kansas City-Lawrence-Topeka, Kansas, with 3.8% of our total homesites. We also conduct a retail home sales business.

              On February 18, 2004, ARC completed its IPO of 22.3 million shares of common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of preferred stock priced at $25.00 per share. The proceeds to ARC from the IPO of common stock and preferred stock were $517.5 million, net of underwriting discount and before expenses. On March 17, 2004, ARC issued an additional 791,592 shares of common stock pursuant to the underwriters' exercise of their over-allotment option generating net proceeds to ARC of $14.0 million. The proceeds received by ARC in connection with its IPO were contributed to the Operating Partnership, and the Partnership issued 23.1 million common OP Units and 5.0 million Series A Preferred OP Units to ARC (See Note 3).

              With the proceeds from ARC's IPO and the financing transaction, we acquired 87 manufactured home communities from Hometown America, L.L.C. ("Hometown"). We acquired an additional three communities on April 9, 2004 upon the completion of the mortgage debt loan assumption process. The 90 acquired communities are located in 24 states and total 26,406 homesites. The total purchase price for these communities and related assets was approximately $615.3 million including assumed indebtedness with a fair value of $93.1 million (See Note 3).

Liquidity

              The Partnership's principal liquidity demands have historically been, and are expected to continue to be, recurring and non-recurring capital improvements of properties, debt repayment, the purchase of new and used homes for lease and sale, property acquisitions, funding loans to home buyers and operating partnership unit distributions. The Partnership intends to meet these liquidity requirements through its working capital provided by operating activities, available financing under its floor plan line of credit for home purchases, available financing under its consumer finance facility to fund home loans, available financing under a new lease receivables line of credit to be secured by homes in the Partnership's rental portfolio and which we expect to complete in April 2005, other available unsecured financing and the potential sale of communities. The Partnership considers these resources to be adequate to meet all operating requirements, including recurring capital improvements, debt service, other normally recurring expenditures of a capital nature and, if necessary, to pay distributions to maintain ARC's qualification as a REIT in accordance with the Internal Revenue Code.

              To accomplish our plans and growth objectives in 2005, we intend to invest significant funds for the purchase of manufactured homes for rent, lease with option to purchase and sale. We expect to commit to these expenditures only as demand warrants and we have entered into no significant forward purchase commitments with respect to these purchases. To optimize the long-term returns from our recent acquisitions, we also plan to incur non-recurring capital expenditures, of which approximately 40% are expected to be used to allow for the placement of manufactured homes onto vacant homesites in our communities. In addition, we plan to make recurring capital expenditures as necessary to keep our communities up to our standards and for general capital improvements.

              We expect to fund our short-term liquidity needs described above through net cash provided by operations, proceeds from our March 2005 issuance of $25 million in trust preferred securities, borrowings under our $50 million floorplan line of credit and borrowings under a new $75 million lease receivables line of credit for which we have obtained a commitment and which we expect to complete in April 2005. The commitment is contingent upon completion of definitive transaction documents, the absence of a material adverse change and satisfaction of other customary closing conditions, and we cannot assure that these conditions will be satisfied or that the line of credit will be completed. In addition, we have announced our intention to sell 14 communities, and we have the ability to sell additional communities if conditions warrant.

              In addition, in order to facilitate sales of new and existing homes with our goal of increasing occupancy, we also plan to finance a significant portion of our home sales during 2005. We have a $125 million consumer finance facility to support our in-community home sales financing program under which we may finance up to 75% of the principal amount of qualifying loans made to qualifying home buyers.

              We expect to refinance our $85 million revolving credit mortgage facility and our senior variable rate mortgage when due in 2005 and 2006. In addition to our existing sources of capital, we have significant experience in raising private equity and we may in the future use that experience to enter into financing joint ventures or other similar arrangements if we determine that such a structure would provide an efficient means of raising capital.

              Our plan is to increase occupancy through the activities described above. However, based on our historical results, we do not believe that the Partnership will be able to fully fund its debt service obligations and recurring capital expenditures, as well as its plans and growth objectives described above, out of operating cash flows. Accordingly, our ability to implement our plans and growth objectives described above will depend upon our ability to obtain adequate funding from the financing sources described above or from other available funding sources. We cannot assure that we will close the $75 million lease receivable line of credit, sell additional communities, sell new or used homes, borrow under our consumer finance line of credit, refinance expiring credit lines or make other arrangements necessary to fund some or all of our activities to increase occupancy. Should we not be able to obtain sufficient funds for these purposes, we may be required to substantially defer or eliminate some or all of our plans and growth objectives that require these funds, including home purchases, consumer loans, and non-recurring capital expenditures, and we also may be required to reduce or eliminate distributions to our unitholders.

Summary of Significant Accounting Policies

Basis of presentation

              The accompanying consolidated financial statements include all of our accounts but the results of operations of the manufactured home communities acquired only for the periods subsequent to the date of acquisition. We have eliminated all significant inter-entity balances and transactions.

              The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent liabilities, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may differ from previously estimated amounts.

              We have reclassified certain prior period amounts to conform to current year presentation.

Rental and Other Property

              We carry rental property at cost, less accumulated depreciation. We capitalize significant renovations and improvements that substantially improve asset quality and/or extend the useful life of assets and depreciate them over their estimated remaining useful lives. We expense maintenance and repairs as incurred.

              Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the various classes of rental property assets are primarily as follows:

Asset Class	Estimated Useful Lives (in Years)
Manufactured home communities and improvements	10 to 30
Buildings	10 to 20
Rental homes	10
Furniture and other equipment	5
Computer software and hardware	3

              In June 2002, we changed our estimate of the depreciable lives of our communities from 20 years to 30 years to conform to industry experience regarding the estimated useful life of manufactured home communities, improvements and buildings. The change resulted in a reduction of depreciation expense by approximately $7,344.

              Subsequent to December 31, 2004, we changed our estimate of the depreciable life of our rental homes from 10 years to 3 years. Homes will now be depreciated to an estimated salvage value after 3 years of service in our rental home portfolio. This change was made to conform to our intent to sell homes from our rental home portfolio after a 3 year period to reduce the repairs and maintenance costs typically incurred on older homes. This change did not have a material impact on our financial position, results of operations or cash flows.

              We evaluate the recoverability of our investment in rental property whenever events or changes in circumstances indicate that full asset recoverability is questionable. Our assessment of the recoverability of rental property includes, but is not limited to, recent operating results and expected net operating cash flows from future operations. In the event that facts and circumstances indicate that the carrying amount of rental property may be impaired, we perform an evaluation of recoverability in which we compare the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a writedown is required. If this review indicates that the asset's carrying amount will not be fully recoverable, we would reduce the carrying value of the asset to its estimated fair value. During 2004, we recorded an impairment charge on rental property of approximately $500,000 (see Note 11). For the years ended December 31, 2003 and December 31, 2002, we recorded no impairment charges.

Cash and Cash Equivalents

              Cash and cash equivalents include all cash and liquid investments with maturities less than 90 days from the date of purchase.

Restricted Cash and Loan Reserves

              Restricted cash and loan reserves represent reserves established pursuant to the debt agreements as described in Note 6.

Notes Receivable

              Notes receivable from sales of manufactured homes or assumed in connection with acquisitions are generally collateralized by manufactured homes located in our communities.

Reserves for Bad Debts

              We maintain allowances for bad debts on tenant receivables and notes receivable. We fully reserve amounts due from tenants greater than sixty days past due. We establish reserves for notes receivable based on management's periodic review of specific notes considered wholly or partially uncollectible, plus an amount for estimated future uncollectible amounts based on historical experience. At December 31, 2004 and 2003, approximately $1.7 million and $1.0 million, respectively, was reserved for tenant and notes receivables. For the years ended December 31, 2004, 2003 and 2002, we charged $3.9 million, $2.5 million and $1.6 million, respectively, to bad debt expense.

Inventory

              Inventory consists of new and used manufactured homes held for sale, including costs and materials associated with preparing the units for sale. We value inventory at the lower of cost or market value. Cost is based on specific identification reduced, as applicable, by dealer volume rebates earned from manufacturers ($14,000 and $101,000 at December 31, 2004 and 2003, respectively).

Loan Origination Costs

              We capitalize loan origination costs associated with financing. These costs are amortized on a straight-line basis, which approximates the effective interest method, over the repayment term of the loans. We amortized $5.9 million, $3.2 million and $4.1 million of loan origination costs for the years ended December 31, 2004, 2003 and 2002, respectively, which is included in depreciation and amortization. Accumulated amortization was $6.4 million and $5.9 million as of December 31, 2004 and 2003, respectively.

Goodwill

              Goodwill represents the excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed. We periodically assess and adjust the value of the goodwill. For the year ended December 31, 2004, we recorded an impairment charge of $863,000 related to our insurance business as our insurance business estimated fair value was less than its carrying value as of December 31, 2004. For the year end December 31, 2002, we recorded an impairment change of $13.6 million. For additional discussion, see Note 2.

Lease Intangibles and Customer Relationships

              We establish the value of lease intangibles and customer relationships at the date of acquisition of a community. We amortize lease intangibles and customer relationships related to community acquisitions on a straight-line basis over the estimated time period that a resident lives in the community (five years). We amortize lease intangibles and customer relationships related to acquisitions of rental homes on a straight-line basis over the lease term (one year). The acquired community customer relationships and rental home customer relationships are amortized on a straight-line basis since we cannot reliably determine the pattern of economic benefit associated with the individual contracts comprising the intangible assets. We do not have sufficient historical or industry data to reliably estimate the tenure of an individual customer or to pool customer contracts on a homogeneous basis as a basis to amortize the intangible assets in a manner other than straight line. Future amortization of lease intangibles and customer relationship intangible assets are as follows (in thousands):

2005	$6,087
2006	6,003
2007	3,827
2008	2,787
2009	402

Total	$19,106

              Accumulated amortization was $13.3 million and $7.3 million at December 31, 2004 and 2003, respectively.

Impairment of Intangible Assets

              We combine our finite-lived intangible assets, which consist primarily of lease and customer intangibles, with other assets located in each community (primarily consisting of real estate assets) as the manufactured home community is the lowest level for which cash flows are readily identifiable. Whenever events or circumstances indicate that the carrying amount of the asset group is not recoverable, the asset group is tested for recoverability. If the asset group is not recoverable from the undiscounted cash flows attributable to that asset group, an impairment loss is recognized as the difference between the carrying value of the asset group and the estimated fair value of the asset group.

Interest Rate Caps and Swaps

              We use derivative financial instruments for the purpose of hedging exposures to fluctuations in interest rates. As required under the guidelines of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we record all of our derivative instruments in the Consolidated Balance Sheets at fair value. For a derivative designated as a cash flow hedge, we initially report the effective portion of the derivative's gain or loss as a component of accumulated other comprehensive income and subsequently reclassify it into earnings when the forecasted transaction affects earnings. We report the ineffective portion of the gain or loss associated with a cash flow hedge in earnings immediately. During 2004, we entered into a $100.0 million interest rate swap agreement with an unrelated third party effectively fixing the interest rate on $100.0 million of our variable rate debt at 5.06%. The swap has been designated as a cash flow hedge under SFAS No. 133. At December 31, 2004, $1.2 million of unrealized gain related to this derivative instrument has been recorded in accumulated other comprehensive income on the accompanying December 31, 2004 balance sheet.

              We further manage our exposure to interest rate risk through the use of interest rate caps which protect us from movements in interest rates above specified levels. We immediately recognize in earnings the change in the fair value of gains or losses associated with interest rate caps. For the years ended December 31, 2004, 2003 and 2002, we recorded interest charges of $241,000, $115,000 and $1.6 million, respectively, related to the change in the fair value of the interest rate caps. At December 31, 2004 and 2003 the carrying value of our interest rate caps is $7,000 and zero, respectively.

Revenue Recognition

              We recognize rental income on homesites and homes when earned and due from residents. Leases entered into by tenants for the rental of a site are generally month-to-month and are renewable by mutual agreement of the resident and us or, in some cases, as provided by statute. Leases entered into by home renters are generally one year in duration and are renewable by mutual agreement between the home renter and us. We defer rent received in advance and recognize it in income when earned.

              We recognize revenues from manufactured home sales when we receive the down payment, the buyer arranges financing, we transfer title, possession and other attributes of ownership to the buyer, and we have no further obligations to perform significant additional activities.

Interest and Internal Cost Capitalization

              We capitalize our interest costs (using our average cost of borrowings) and internal costs (using actual time spent and related costs) on development of long-lived assets from the date we begin substantive activities through the date we place such assets into service in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Capitalization of Interest and SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, respectively. The long-lived assets on which we capitalize interest include general construction activities in our communities, manufactured homes, and, in the case of the communities acquired in the Hometown acquisition, the cost of the vacant homesites we acquired on which we are making improvements and placing a manufactured home for rent or sale. We capitalized $3.9 million of interest and internal costs during 2004. No significant interest or internal costs were capitalized during 2003 and 2002.

Income Taxes

              We are a partnership for tax purposes and do not pay federal or state income taxes. Our income is taxed to our members in their individual returns, and we therefore do not record an income tax provision.

Fair Value of Financial Instruments

              The fair value of our debt was approximately $1,028.6 million and $813.0 million at December 31, 2004 and 2003, respectively. The fair value of our other financial instruments approximates their carrying vales at December 31, 2004 and 2003.

Accumulated Other Comprehensive Income

              Amounts recorded in accumulated other comprehensive income (a component of partners' capital) as of December 31, 2004 represent unrecognized gains on our interest rate swap which qualifies as a cash flow hedge and will be marked to market over the life of the instrument. Our comprehensive loss for the year ended December 31, 2004 was $100.1 million. There were no unrecognized gains or losses related to our interest rate swap during 2003 and 2002, and therefore, our comprehensive loss for 2003 and 2002, is equal to our net loss to Common OP Unitholders as reported on the accompanying statements of operations.

OP Unit Grants

              We have included a charge of $10,070 in general and administrative expense for the year ended December 31, 2004 representing the value of 530,000 Common OP Units we granted February 18, 2004 under our 2003 equity incentive plan that vested at the date of grant. We valued the shares at $19.00 per share, the price at which ARC sold shares in its IPO. In addition, we granted 95,000 restricted common OP Units that vest over five years. In June 2004, 42,500 of these restricted OP Units were forfeited. In October 2004, an additional 37,500 of restricted OP Units were forfeited. We have recorded the unvested portion of the remaining 15,000 outstanding restricted OP Units as unearned compensation on the balance sheet (a component of partners' capital) and are amortizing the balance ratably over the vesting period.

Recent Accounting Pronouncements

              In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 123R, "Share-Based Payment". SFAS 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We will apply SFAS 123R as of the interim reporting period beginning July 1, 2005 at the same time as ARC. SFAS 123R covers a wide range of share-based compensation arrangements including options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. We are still evaluating the impacts of adopting SFAS 123R upon our financial position, results of operations and cash flows.

2. The Reorganization

              On May 2, 2002, ARC completed the Reorganization in which each of the Limited Partnerships was merged with a separate subsidiary of ARC (ARC and the Limited Partnerships hereinafter collectively referred to as the "ARC Partnerships"). Also as part of the Reorganization, the retail home sales, insurance and other businesses previously conducted by the subsidiaries of ARC Holdings Limited Liability Company ("Holdings") were acquired by the Operating Partnership and Holdings was liquidated. ARC became the sole general partner of the Operating Partnership, which then indirectly owned and operated its existing portfolio of manufactured home communities and the Limited Partnerships' portfolios of manufactured home communities, as well as the other businesses previously conducted by the subsidiaries of Holdings.

              As a result of the Partnership Mergers, the limited partners received cash ($112,966), limited partnership units in the Operating Partnership paired with 1.9268 shares of special voting shares of ARC par value $.01 per share (collectively, 2,726 units of Limited Partnership and special voting stock, hereinafter collectively referred to as "OP Units") and common stock (1,587 shares). As a result of the combination of Holdings' subsidiaries with the Operating Partnership, Holdings received shares of ARC's common stock (4,203 shares) and distributed them to its owners upon the liquidation of Holdings.

              In connection with the Reorganization, several of our subsidiaries incurred fixed rate mortgage debt of $310 million and floating rate mortgage debt of $193 million and issued $75 million out of a commitment to issue a preferred interest of $150 million. The proceeds of these borrowings were used to repay existing indebtedness of certain subsidiaries of the ARC Partnerships, fund the cash portion of the consideration to the limited partners of the Limited Partnerships in the Reorganization, pay fees and expenses related to the Reorganization and provide working capital.

              We have used the purchase method to account for the combination of the businesses and assets of the Limited Partnerships and Holdings. We have allocated the aggregate purchase price of the businesses and assets of Holdings and the Limited Partnerships to tangible and intangible assets and liabilities based upon their respective fair values as follows (in thousands):

Purchase Price Allocation
Purchase price, including transaction costs	$328,551

Tangible and intangible assets acquired and liabilities assumed:
Rental and other property	$407,832
Intangible lease contracts and customer relationship value	18,917
Other operating assets and liabilities	36,033
Debt assumed	(233,915)

228,867

Goodwill	$99,684

2. The Reorganization (Continued)

              We allocated this goodwill to the real estate reporting unit ($85.3 million), retail home sales and finance reporting unit ($12.1 million) and insurance reporting unit ($2.3 million). At December 31, 2002, we evaluated the goodwill for potential impairment using capitalization rates and multiples of earnings to value the reporting units. As a result, we recorded an impairment of goodwill in the retail home sales business $12.1 million and the insurance business of $1.4 million. The impairment for retail home sales business arose as a result of a worsening of conditions since the Reorganization including adverse operating performance in our retail home sale business, the retail home sales industry, the related finance industry and the market for retail home sales businesses. The impairment for the insurance business arose because the retail home sales business provides a significant portion of the insurance business' revenue. We realized no impairment loss for the year ended December 31, 2003. See Note 12 for discussion regarding 2004 impairment.

              We determined the fair value of the tangible community assets (other than rental homes discussed below) acquired in the Reorganization (which includes land, land improvements, and buildings) by valuing the property as if it were vacant. We then allocated the "as-if-vacant" value to land, land improvements and buildings based on our determination of the relative fair values of these assets.

              We determined the as-if-vacant fair value of the real estate by considering the expected lease-up period for individual communities (based on vacancies in the surrounding market and lease-up history for the communities acquired), the expected lost rental revenue during the lease-up period (based on contractual rental rates), and expected move-in bonuses to tenants.

              We measure the aggregate value of acquired in-place leases and tenant relationships as the excess of the purchase price paid for a property over the estimated fair value of the property as-if-vacant, as set forth above. We amortize the in-place lease value and tenant relationships for communities acquired over the estimated life that a resident resides in the community (five years) based on our historical experience with turnover in our communities and industry market studies. The lease term for communities is generally month-to-month. However, based on our own experience and industry data, the average time that a resident remains in the community is five years based on renewals of those month-to-month leases.

              We also determined fair value for the rental manufactured homes acquired in the Reorganization as if they were vacant. We determined the as-if-vacant fair value of the rental homes by considering the expected lease-up period for the home (based on lease-up history for rental homes in that community) and the expected lost rental revenue during the lease-up period (based on contractual rental rates). We measured the aggregate value of the intangibles related to rental homes, consisting of in-place leases and tenant relationships, by the purchase price paid for the rental homes (after adjusting in-place leases to market) less the fair value of the property as-if-vacant. We amortize the market rate adjustment, in-place leases and tenant relationships over the one-year term of the lease. We have insufficient history with customer relationships in rental homes and there is insufficient industry operating experience with rental homes to support an amortization period in excess of the initial lease term. As we gain more experience with rental home tenant renewals, we may adjust the amortization period for customer relationships in rental homes to consider historical renewals.

              In accordance with the procedures described above, we have established the following intangible assets associated with in-place leases and tenant relationships as of the date of acquisition (in thousands):

Community customer relationships	$15,708
Community in place lease value	1,709
Rental customer relationships	1,288
Rental in-place lease value	45
Rental above and below market leases	167

$18,917

              As a consequence of using the purchase method to account for the Reorganization, our results of operations and financial position include all of our accounts in all periods but include the results of operations of the businesses formerly conducted in the Limited Partnerships and Holdings only for periods subsequent to the Reorganization.

3. REIT IPO and Acquisitions

REIT IPO and Hometown Acquisition

              On February 18, 2004, ARC completed its IPO of 22.3 million shares of common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of preferred stock priced at $25.00 per share. The proceeds to ARC from the IPO of common stock and preferred stock were $517.5 million, net of underwriting discount and before expenses. On March 17, 2004, ARC issued an additional 791,592 shares of common stock pursuant to the underwriters' exercise of their over-allotment option generating net proceeds to ARC of $14.0 million. The proceeds received by ARC in connection with its IPO were contributed to the Operating Partnership, and the Company issued 23.1 million Common OP Units and 5.0 million Series "A" Preferred OP Units to ARC.

              Also in connection with ARC's IPO, we granted 530,000 common OP Units that vested at the date of grant. We valued the shares at $19.00 per share, the price at which ARC sold shares in the IPO. In addition, we granted 95,000 restricted OP Units. In June 2004, 42,500 of these restricted OP Units were forfeited. In October 2004, an additional 37,500 restricted OP Units were forfeited.

              Concurrent with the ARC IPO we completed the refinancing of $240.0 million of our mortgage debt and raised an additional $260.0 million of new mortgage debt. The new mortgage debt, at the time of the ARC IPO, was comprised of $215.3 million of 10 year fixed rate debt with an interest rate of 5.53%, $100.7 million of 5 year fixed rate debt with an interest rate of 5.05% and $184.0 million of floating rate debt (see Note 6). Proceeds from the ARC IPO and new debt were used to purchase the Hometown communities, repay our Rental Home Credit Facility and redeem the Preferred Interest issued by one of our subsidiaries.

              On February 18, 2004, and subsequent dates thereafter, we acquired 90 manufactured home communities from Hometown. The 90 acquired communities are located in 24 states and include 26,406 homesites. The total purchase price for all the communities we acquired consisted of the following (in thousands):

Cash purchase price	$522,131
Debt assumed in connection with acquisition	93,139

Total purchase price	$615,270

              Our purchase price allocation is (in thousands):

Land	$89,794
Rental and other property	494,734
Inventory	9,761
Lease intangibles	811
Customer relationships	14,496
Notes receivable	5,674

Total purchase price allocation	$615,270

              We amortize the lease intangibles acquired on a straight-line basis over the lease term (one year) and the customer relationships acquired on a straight-line basis over the estimated time period that a resident lives in the community (five years).

              We assumed management of the Hometown communities prior to our completion of the Hometown acquisition pursuant to a management agreement. We hired all Hometown employees actively employed at the Hometown communities on January 1, 2004, with Hometown reimbursing us for the costs associated with such employment until we completed the acquisition.

D. A. M. Portfolio Acquisition

              On June 30, 2004 we acquired 36 manufactured home communities from D.A.M. MASTER ENTITY, L.P. The communities are located in 3 states and include 3,573 homesites. The total purchase price (including the costs of manufactured homes) was approximately $65.5 million including assumed indebtedness with a fair value of $29.7 million. In addition to cash and the assumption of debt, this acquisition was funded through the issuance of new Series "B", "C" and "D" Partnership Preferred Units ("PPUs"), for proceeds totaling $33.1 million. All of the "D" series PPUs totaling $8.0 million were redeemed for cash on July 6, 2004. See Note 4 for further discussion of the PPUs.

              Our purchase price allocation is (in thousands):

Land	$9,225
Rental and other property	55,501
Inventory	803
Customer relationships	52
Other assets/liabilities, net	(78)

Total purchase price allocation	$65,503

Other Acquisitions

              During the years ended December 31, 2004, 2003 and 2002 in addition to the Hometown and D.A.M. portfolio acquisitions, we acquired six, three and nineteen manufactured home communities, respectively, from unaffiliated third parties for approximately $16.5 million in cash and $3.8 million in assumed debt in 2004, $6.5 million in cash and $4.3 million in assumed debt in 2003, and $52.1 million in cash and $5.9 million in assumed debt in 2002. We accounted for these acquisitions utilizing the purchase method of accounting and, accordingly, we have allocated the purchase price to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. We allocated the majority of the purchase price to the rental property and intangible assets, including customer relationships and leases intangibles.

              The table below summarizes all of our manufactured home community acquisitions for the period from January 1, 2002 through December 31, 2004.

Date	Portfolio	Community	Location	Homesites
Jan-02	NA	Sundown	Clearfield, UT	200
Feb-02	NA	Forest Park	Queensbury, NY	183
Feb-02	NA	Birch Meadow Estates	Wilton, NY	64
Feb-02	NA	Park D'Antoine	Wilton, NY	18
Apr-02	NA	Valley Verde	Las Cruces, NM	220
Apr-02	NA	Arbor Lake	Grinnell, IA	40
May-02	NA	Riverside	West Valley City, UT	201
Jun-02	NA	Hampton Acres	Desoto, TX	119
Jul-02	NA	Southridge Estates	Des Moines, IA	302
Jul-02	NA	Pleasant Grove	Raleigh, NC	72
Jul-02	NA	Amber Village	Dallas, TX	206
Jul-02	NA	Village East	Terrell, TX	196
Jul-02	NA	Americana #1 & #2	Hemet, CA	309
Sep-02	NA	Connelly Village	Connelly, NY	100
Sep-02	NA	Cypress Shores	Winter Haven, FL	204
Sep-02	NA	Grand Meadows	Longmont, CO	104
Dec-02	NA	Berryhill Commons	Charlotte, NC	257
Dec-02	NA	Berryhill Acres	Charlotte, NC	244
Dec-02	NA	Creekside Terrace	Charlotte, NC	250
Feb-03	NA	Brookshire Village	St. Louis, MO	202
May-03	NA	Twin Parks	Arlington, TX	249
Sep-03	NA	Philbin Estates	Pocatello, ID	180
Feb-04	NA	Weatherly Estates I	Lebanon, TN	270
Feb-04	NA	Weatherly Estates II	Clarksville, TN	131
Feb-04	HTA	100 Oaks	Fultondale, AL	235
Feb-04	HTA	Jonesboro	Jonesboro, GA	75
Feb-04	HTA	Bermuda Palms	Indio, CA	185
Feb-04	HTA	Breazeale	Laramie, WY	117
Feb-04	HTA	Broadmore	Goshen, IN	370
Feb-04	HTA	Butler Creek	Augusta, GA	376

Feb-04	HTA	Camden Point	Kingsland, GA	268
Feb-04	HTA	Carnes Crossing	Summerville, SC	604
Feb-04	HTA	Castlewood Estates	Mableton, GA	334
Feb-04	HTA	Casual Estates	Liverpool, NY	961
Feb-04	HTA	Riverdale	Riverdale, GA	481
Feb-04	HTA	Columbia Heights	Grand Forks, ND	302
Feb-04	HTA	Conway Plantation	Conway, SC	299
Feb-04	HTA	Crestview	Stillwater, OK	238
Feb-04	HTA	Country Village	Jacksonville, FL	643
Feb-04	HTA	Eagle Creek	Tyler, TX	194
Feb-04	HTA	Eagle Point	Marysville, WA	230
Feb-04	HTA	Falcon Farms	Port Byron, IL	215
Feb-04	HTA	Forest Creek	Elkhart, IN	167
Feb-04	HTA	Fountainvue	Lafontaine, IN	120
Feb-04	HTA	Foxhall Village	Raleigh, NC	315
Feb-04	HTA	Golden Valley	Douglasville, GA	131
Feb-04	HTA	Huron Estates	Cheboygan, MI	111
Feb-04	HTA	Indian Rocks	Largo, FL	148
Feb-04	HTA	Knoll Terrace	Corvallis, OR	212
Feb-04	HTA	La Quinta Ridge	Indio, CA	151
Feb-04	HTA	Lakewood	Montgomery, AL	396
Feb-04	HTA	Lakewood Estates	Davenport, IA	180
Feb-04	HTA	Landmark Village	Fairburn, GA	524
Feb-04	HTA	Marnelle	Fayetteville, GA	205
Feb-04	HTA	Oak Ridge	Elkhart, IN	204
Feb-04	HTA	Oakwood Forest	Greensboro, NC	482
Feb-04	HTA	Pedaler's Pond	Lake Wales, FL	214
Feb-04	HTA	Pinecrest Village	Shreveport, LA	446
Feb-04	HTA	Pleasant Ridge	Mount Pleasant, MI	305
Feb-04	HTA	President's Park	Grand Forks, ND	174
Feb-04	HTA	Riverview	Clackamas, OR	133
Feb-04	HTA	Saddlebrook	N. Charleston, SC	425
Feb-04	HTA	Sherwood	Hartford City, IN	134
Feb-04	HTA	Southwind Village	Naples, FL	337
Feb-04	HTA	Springfield Farms	Brookline Sta, MO	290
Feb-04	HTA	Stonegate	Shreveport, LA	157
Feb-04	HTA	Terrace Heights	Dubuque, IA	317
Feb-04	HTA	Torrey Hills	Flint, MI	377
Feb-04	HTA	Twin Pines	Goshen, IN	238
Feb-04	HTA	Villa	Flint, MI	319
Feb-04	HTA	Winter Haven Oaks	Winterhaven, FL	343
Feb-04	HTA	Green Park South	Pelham, AL	421
Feb-04	HTA	Hunter Ridge	Jonesboro, GA	838

Feb-04	HTA	Friendly Village	Lawrenceville, GA	203
Feb-04	HTA	Misty Winds	Corpus Christi, TX	354
Feb-04	HTA	Shadow Hills	Orlando, FL	670
Feb-04	HTA	Smoke Creek	Snellville, GA	264
Feb-04	HTA	Woodlands of Kennesaw	Kennesaw, GA	273
Feb-04	HTA	Sunset Vista	Magna, UT	207
Feb-04	HTA	Sea Pines	Mobile, AL	429
Feb-04	HTA	Woodland Hills	Montgomery, AL	628
Feb-04	HTA	The Pines	Ladson, SC	204
Feb-04	HTA	Shady Hills	Nashville, TN	251
Feb-04	HTA	Trailmont	Goodlettsville, TN	131
Feb-04	HTA	Chisholm Creek	Wichita, KS	254
Feb-04	HTA	Big Country	Cheyenne, WY	251
Feb-04	HTA	Heritage Point	Montgomery, AL	264
Feb-04	HTA	Lakeside	Lithia Springs, GA	103
Feb-04	HTA	Plantation Estates	Douglasville, GA	138
Feb-04	HTA	Green Acres	Petersburg, VA	182
Feb-04	HTA	Lakeside	Davenport, IA	124
Feb-04	HTA	Evergreen Village	Pleasant View, UT	238
Feb-04	HTA	Four Seasons	Fayetteville, GA	214
Feb-04	HTA	Alafia Riverfront	Riverview, FL	96
Feb-04	HTA	Highland	Elkhart, IN	246
Feb-04	HTA	Birchwood Farms	Birch Run, MI	143
Feb-04	HTA	Cedar Terrace	Cedar Rapids, IA	255
Feb-04	HTA	Five Seasons Davenport	Davenport, IA	270
Feb-04	HTA	Silver Creek	Davenport, IA	280
Feb-04	HTA	Encantada	Las Cruces, NM	354
Feb-04	HTA	Royal Crest	Los Alamos, NM	180
Feb-04	HTA	Brookside Village	Dallas, TX	394
Feb-04	HTA	Meadow Glen	Keller, TX	409
Feb-04	HTA	Silver Leaf	Mansfield, TX	145
Mar-04	HTA	Lamplighter Village	Marietta, GA	431
Mar-04	HTA	Shadowood	Acworth, GA	506
Mar-04	HTA	Stone Mountain	Stone Mountain, GA	354
Mar-04	HTA	Marion Village	Marion, IA	486
Mar-04	HTA	Autumn Forest	Brown Summit, NC	299
Mar-04	HTA	Woodlake	Greensboro, NC	308
Mar-04	HTA	Arlington Lakeside	Arlington, TX	233
Apr-04	HTA	Pine Ridge	Sarasota, FL	126
Apr-04	HTA	Cedar Knoll	Waterloo, IA	290
Apr-04	HTA	Mallard Lake	Pontoon Beach, IL	278
Jun-04	NA	Kopper View	West Valley City, UT	61
Jun-04	NA	Overpass Point	Tooele, UT	182

Jun-04	D.A.M.	Pleasant View	Berwick, PA	108
Jun-04	D.A.M.	Brookside	Berwick, PA	171
Jun-04	D.A.M.	Beaver Run	Linkwood, MD	118
Jun-04	D.A.M.	Carsons	Chambersburg, PA	130
Jun-04	D.A.M.	Chelsea	Sayre, PA	85
Jun-04	D.A.M.	Collingwood	Horseheads, NY	101
Jun-04	D.A.M.	Crestview	Sayre, PA	98
Jun-04	D.A.M.	Valley View in Danboro	Danboro, PA	231
Jun-04	D.A.M.	Valley View in Ephrata	Ephrata, PA	149
Jun-04	D.A.M.	Frieden	Schuylkill Haven, PA	192
Jun-04	D.A.M.	Green Acres	Chambersburg, PA	24
Jun-04	D.A.M.	Gregory Courts	Honey Brook, PA	39
Jun-04	D.A.M.	Valley View in Honey Brook	Honey Brook, PA	146
Jun-04	D.A.M.	Huguenot	Port Jervis, NY	166
Jun-04	D.A.M.	Maple Manor	Taylor, PA	316
Jun-04	D.A.M.	Monroe Valley	Jonestown, PA	44
Jun-04	D.A.M.	Moosic Heights	Avoca, PA	152
Jun-04	D.A.M.	Mountaintop	Narvon, PA	39
Jun-04	D.A.M.	Pine Haven	Blossvale, NY	130
Jun-04	D.A.M.	Sunny Acres	Somerset, PA	207
Jun-04	D.A.M.	Suburban	Greenburg, PA	202
Jun-04	D.A.M.	Blue Ridge	Conklin, NY	69
Jun-04	D.A.M.	Chambersburg I&II	Chambersburg, PA	100
Jun-04	D.A.M.	Hideaway	Honey Brook, PA	40
Jun-04	D.A.M.	Kintner	Vestal, NY	55
Jun-04	D.A.M.	Martins	Nottingham, PA	60
Jun-04	D.A.M.	Nichols	Phoenixville, PA	10
Jun-04	D.A.M.	Scenic View	East Earl, PA	18
Jun-04	D.A.M.	Shady Grove	Atglen, PA	40
Jun-04	D.A.M.	Valley View in Blandon	Fleetwood, PA	30
Jun-04	D.A.M.	Valley View in Morgantown	Morgantown, PA	23
Jun-04	D.A.M.	Valley View in Tuckerton	Reading, PA	74
Jun-04	D.A.M.	Valley View in Wernersville	Wernersville, PA	29
Jun-04	D.A.M.	Pine Terrace	Schuylkill Haven, PA	25
Jun-04	D.A.M.	Sunnyside	Trooper, PA	71
Jun-04	D.A.M.	Oakwood Lake Village	Tunkhannock, PA	79
Jul-04	NA	Western Mobile Estates	West Valley City, UT	145
Sep-04	NA	Willow Creek Estates	Ogden, UT	137

4. Partners' Capital

              As of December 31, 2004, the Company has a total of 43.3 million Common OP Units, 5.0 million Series "A" Preferred OP Units, 300,000 Series B Preferred Units and 706,000 Series C Preferred OP Units outstanding. The following table summarizes our partner capital transactions from inception of the Company:

	Year	Common OP Units	Series A Preferred OP Units	Series B Preferred OP Units	Series C Preferred OP Units	Series D Preferred OP Units	Total Net capital
Initial capitalization	1998	1,038	—	—	—	—	$20,000
Sales of OP Units	1999	4,155	—	—	—	—	78,804
Sales of OP Units	2000	2,995	—	—	—	—	63,859
Sales of OP Units	2001	1,497	—	—	—	—	33,700
Sales of OP Units	2002	1,498	—	—	—	—	33,760
OP Units issued in Reorganization	2002	8,516	—	—	—	—	202,472

Subtotal		19,699	—	—	—	—	432,595
Issuance of Common OP Units in connection with ARC IPO	2004	23,572	—	—	—	—	410,724
Restricted common units issued, net of current year amortization	2004	95	—	—	—	—	199
Forfeiture of restricted common OP units	2004	(80)	—	—	—	—	(150)
Issuance of Preferred OP Units in connection with ARC IPO	2004	—	5,000	—	—	—	119,108
Issuance of Preferred OP Units in connection with D.A.M. portfolio acquisition	2004	—	—	300	706	320	33,142
Redemption of Preferred OP Units	2004	—	—	—	—	(320)	(8,000)
Redemption of Common OP Units	2004	(8)	—	—	—	—	(125)
Common OP Unit distributions	2004	—	—	—	—	—	(47,085)

Subtotal		43,278	5,000	300	706	—	940,408

Accumulated other comprehensive income							1,208
Cumulative net losses							(225,677)

Partners' capital, December 31, 2004							$715,939

Common OP Units

              On January 23, 2004 our partners approved a reverse split by which all of our partners received 0.519 Common OP Unit for every Common OP Unit they previously owned. As a result, we have restated all historical Common OP Unit data to give effect to this reverse split.

              On February 18, 2004, ARC completed its IPO of 22.3 million shares of common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of preferred stock priced at $25.00 per share. The proceeds to ARC from the IPO of common stock and preferred stock were $517.5 million, net of underwriting discount and before expenses. On March 17, 2004, ARC issued an additional 791,592 shares of common stock pursuant to the underwriters' exercise of their over-allotment option generating net proceeds to ARC. The proceeds received by ARC in connection with its IPO were contributed to the Operating Partnership, and the Company issued 23.1 million Common OP Units and 5.0 million Series "A" Preferred OP Units to ARC.

              Also in connection with ARC's IPO, we granted 530,000 Common OP Units that vested at the date of grant. We valued the shares at $19.00 per share, the price at which ARC sold shares in the IPO. In addition, we granted 95,000 restricted Common OP Units. In June 2004, 42,500 of these restricted Common OP Units were forfeited. In October 2004, an additional 37,500 restricted Common OP Units were forfeited.

              In addition, as of December 31, 2004 ARC has outstanding warrants to certain ARC shareholders authorizing the purchase of up to 775,000 shares of ARC common stock at $18.85 per share, as adjusted for dividends paid by ARC. The warrants expire on July 23, 2010 and, if exercised, would result in issuance of 775,000 additional Common OP Units. To date, no warrants have been exercised.

              We repurchased a total of 8,025 Common OP Units from Common OP Unitholders for total cash of approximately $125,000 during 2004. No repurchases were completed in 2003.

Series "A" Preferred OP Units

              At the ARC IPO, the Company issued 5.0 million Series "A" Preferred OP Units at a price of $25.00 per unit that have a liquidation preference of $25.00 per share, plus all accumulated, accrued and unpaid distributions. The holders of our Series "A" Preferred OP Units are entitled to receive cash distributions at a rate of 8.25% per annum of the $25.00 liquidation preference. The Series "A" Preferred OP Units have no voting rights and no stated maturity. We may not redeem the Series "A" Preferred OP Units prior to February 18, 2009. On and after February 18, 2009, we may, at our option, redeem our Series "A" Preferred OP Units, in whole or from time to time in part, at a cash redemption price equal to $25.00 per share, plus all accumulated, accrued and unpaid distributions, if any, to and including the redemption date. Our Series "A" Preferred OP Units will not be convertible into or exchangeable for any of our other properties or securities.

Series "B" and Series "C" Preferred OP Units

              At December 31, 2004, we had 300,000 Series "B" Preferred OP Units and 705,668 Series "C" Preferred OP Units outstanding that were issued as part of the D.A.M. portfolio acquisition (see Note 3). Each Series "B" and Series "C" Preferred OP Unit is redeemable for cash, or at our election, one share of ARC common stock (which would necessitate the issuance of one Common OP Unit).

              The Series "B" OP Units carry a liquidation preference of $25 per unit and earn cash distributions at the rate of 6.25% per annum, payable quarterly. The Series "B" OP Units can be redeemed for cash after the fifth anniversary of the issuance at the option of the Operating Partnership. Series "B" OP Unitholders can request redemption of their units after the 1st anniversary of issuance, at which time the Operating Partnership must redeem the Series "B' OP Units or repurchase them with ARC common stock or cash and a note payable, at the Operating Partnership's option. As of December 31, 2004, we have accrued $78,125 of the Series "B" OP Unit preferred distribution, representing the portion of the preferred distribution earned by Series "B" Preferred Unitholders through that date.

              The Series "C" Preferred OP Units carry a liquidation preference of $25 per unit and earn cash distributions at the rate of 6.25% per annum, payable quarterly. The Series "C" Preferred OP Units can be redeemed for cash after the fifth anniversary of the issuance at the option of the Operating Partnership. Series "C" Preferred OP Unitholders can request redemption of their units after the two and a half year anniversary of issuance, at which time the Operating Partnership must redeem the Series "C" Preferred OP Units or repurchase them with ARC common stock or with cash and a note payable, at the Operating Partnership's option. Series "B" and "C" Preferred OP Units have the same priority as to the payment of distributions. As of December 31, 2004, we had accrued $183,773 of the Series "C" Preferred OP Unit preferred distribution, representing the portion of the preferred distribution earned by Series "C" Preferred OP Unitholders through that date.

Distributions

              On March 10, 2004, we declared a quarterly distribution of $0.1493 per Common OP Unit, prorated from February 18, 2004 to March 31, 2004. We paid the total Common OP Unit distribution of $6.5 million on April 15, 2004 to unitholders of record on March 31, 2004. In addition, on March 10, 2004 we declared a distribution of $0.4182 on each share of our Series "A" Preferred OP Unit, prorated from February 18, 2004 to April 30, 2004. We paid the Series "A" Preferred OP Unit distribution of $2.1 million on April 30, 2004 to unitholders of record on April 15, 2004.

              On June 14, 2004, we declared a quarterly distribution of $0.3125 per Common OP Units. We paid the total Common OP Unit distribution of $13.6 million on July 15, 2004 to unitholders of record on June 30, 2004. In addition, on June 14, 2004 we declared a distribution of $0.5156 on each Series "A" Preferred OP Unit. This distribution was paid July 30, 2004 to unitholders of record on July 15, 2004. In addition, on July 30, 2004 we paid a $0.13 distribution, prorated from July 1, 2004 to July 31, 2004, on both the Series "B" and Series "C" Preferred OP Units.

              On September 14, 2004, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total Common OP Unit distribution of $13.5 million on October 15, 2004 to unitholders of record on September 30, 2004. Also, on September 14, 2004, we declared a distribution of $0.5156 on each of our Series "A" Preferred OP Unit. This distribution was paid October 29, 2004 to unitholders of record on October 15, 2004. In addition, on September 14, 2004 we declared a $0.39 distribution on both the Series "B" and Series "C" Preferred OP Units. This distribution was paid on October 29, 2004 to unitholders of record on October 15, 2004.

              On December 10, 2004, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total Common OP Unit distribution of $13.5 million on January 14, 2004 to unitholders of record on December 31, 2004. Also, on December 10, 2004, we declared a distribution of $0.5156 on each of our Series "A" Preferred OP Units. This distribution was paid January 31, 2004 to unitholders of record on January 15, 2004. As of December 31, 2004, we had accrued $1.7 million of the Series "A" Preferred OP Unit distribution, representing the portion of the distribution earned by preferred shareholders through that date. In addition, on December 10, 2004 we declared a $0.39 distribution on both the Series "B" and Series "C" Preferred OP Units. This distribution was paid on January 31, 2005 to unitholders of record on January 15, 2005.

              On March 10, 2005, we declared a quarterly distribution of $0.3125 per Common OP Unit. We will pay the total Common OP Unit distribution of $13.5 million on April 15, 2005 to unitholders of record on March 31, 2005. Also, on March 10, 2005, we declared a distribution of $0.5156 on each of our Series "A" Preferred OP Units. This distribution is payable on April 29, 2005 to unitholders of record on April 15, 2005. In addition, on March 10, 2005 we declared a $0.39 distribution on both the Series "B" and Series "C" Preferred OP Units. This distribution is payable on April 29, 2005 to unitholders of record on April 15, 2005.

5. Rental and Other Property, net

              The following summarizes rental and other property (in thousands):

	December 31,
	2004	2003
Land	$211,383	$119,779
Land improvements and buildings	1,268,002	705,573
Rental homes and improvements	197,668	129,194
Furniture, equipment and vehicles	12,434	8,656

Subtotal	1,689,487	963,202
Less accumulated depreciation	(156,707)	(99,687)

Rental and other property, net	$1,532,780	$863,515

              Land improvements and buildings comprise primarily infrastructure, roads and common area amenities.

6. Notes Payable

              The following table sets forth certain information regarding our debt (in thousands).

	December 31,
	2004	2003
Senior fixed rate mortgage due 2012, 7.35% per annum	$303,903	$306,767
Senior fixed rate mortgate due 2014, 5.53% per annum	213,333	—
Senior fixed rate mortgate due 2009, 5.05% per annum	99,651	—
Senior variable rate mortgage due 2006, LIBOR plus 3.0% per annum (5.40% at December 31, 2004)	150,871	—
Senior variable rate mortgage due 2005, LIBOR plus 2.85% per annum (3.97% at December 31, 2003)	—	174,756
BFND credit facility due 2005, LIBOR plus 3.00% per annum (4.12% at December 31, 2003)	—	52,414
Various individual fixed rate mortgages due 2005 through 2031, averaging 7.31% per annum	153,818	40,380
Preferred interest due 2005, 14.0% annum	—	170,000
Rental home credit facility due 2010, LIBOR plus 4.7% per annum (5.82% at December 31, 2003)	—	24,055
Revolving Credit Mortgage Facility, LIBOR plus 2.95% (5.35% at December 31, 2004)	51,000	—
Floorplan lines of credit, ranging from prime plus 0.75% to the prime rate plus 4.00% (averaging 7.79% at December 31, 2004)	27,999	3,897
Other loans due 2005	1,047	1,125

	$1,001,622	$773,394

              The fair value of debt outstanding as of December 31, 2004 and 2003 was approximately $1,028.6 million and $813.0 million, respectively.

Senior Fixed Rate Mortgage due 2012

              We entered into the Senior Fixed Rate Mortgage due 2012 on May 2, 2002. It is an obligation of certain of our special purpose real property subsidiaries and is collateralized by 105 manufactured home communities. The Senior Fixed Rate Mortgage due 2012 bears interest at a fixed rate of 7.35% per annum, will amortize based on a 30-year schedule and matures on May 1, 2012. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending (included in loan reserves) and property operating expenditures (included in cash and cash equivalents). The Senior Fixed Rate Mortgage due 2012 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2014

              We entered into the Senior Fixed Rate Mortgage due 2014 on February 18, 2004, in connection with the completion of ARC's IPO and the Hometown acquisition. The lenders adjusted the mortgage facility amount prior to completing their secondary market transactions. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 46 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2014 bears interest at a fixed rate of 5.53% per annum, will amortize based on a 30-year schedule and will mature on March 1, 2014. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2014 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2009

              We entered into the Senior Fixed Rate Mortgage due 2009 on February 18, 2004, in connection with the completion of ARC's IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 29 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2009 bears interest at a fixed rate of 5.05%, will amortize based on a 30-year amortization schedule and will mature on March 1, 2009. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2009 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Variable Rate Mortgage Due 2006

              We entered into the Senior Variable Rate Mortgage due 2006 on February 18, 2004, in connection with the completion of ARC's IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 44 manufactured home communities owned by these subsidiaries. The Senior Variable Rate Mortgage due 2006 bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR rate (5.40% at December 31, 2004) and will mature in February 2006. At our option and subject to certain conditions, we may extend the Senior Variable Rate Mortgage due 2006 for three additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively. We purchased interest rate caps to limit our interest costs in the event of increases in the one-month LIBOR above 5.00%, and intend to purchase such caps for any extensions, as applicable. We will incur an exit fee equal to 0.50% of the loan amount payable upon any repayment of the principal amount of the loan. The exit fee will be subject to reduction by an amount equal to 0.50% of the principal amount of any first mortgage loans provided by the lenders to refinance the Senior Variable Rate Mortgage due 2006. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. We may repay the Senior Variable Rate Mortgage due 2006 subject to a prepayment penalty calculated as the product of 0.25%, the number of payment dates remaining to maturity and the amount being repaid for prepayments made in months one through twelve. Prepayments made in months 13 to 24 are subject to a flat 1% fee of amounts repaid.

Senior Variable Rate Mortgage Due 2005

              We entered into the Senior Variable Rate Mortgage due 2005 on May 2, 2002. It was an obligation of one of our subsidiaries and was collateralized by 71 manufactured home communities. The floating rate debt bore interest at a variable rate calculated as the one-month LIBOR plus 2.85% (3.97% as of December 31, 2003), amortized over 30 years and would have matured on May 2, 2005.

On February 18, 2004, concurrent with ARC's IPO, we repaid the Senior Variable Rate Mortgage in full and incurred $1.9 million in debt extinguishment costs, which are included as early termination of debt in the accompanying consolidated statement of operations for the year ended December 31, 2004.

BFND Credit Facility

              We entered into a $150 million credit facility on November 14, 2000, (the "BFND Credit Facility"). Proceeds from the BFND Credit Facility were available for community acquisitions and anticipated capital expenditures with advances up to 70% of the purchase price and related costs. On February 18, 2004, concurrent with ARC's IPO, we repaid the BFND Credit Facility in full and incurred $786,000 in debt extinguishment costs, which are included as early termination of debt in the accompanying consolidated statement of operations for the year ended December 31, 2004.

Various Individual Fixed Rate Mortgages

              We have assumed various individual fixed rate mortgages in connection with the acquisition of various properties that were encumbered at the time of acquisition as follows:

    a)
    Mortgages assumed as part of individual property purchases. These notes total approximately $46.3 million at December 31, 2004, mature from 2006 through 2028 and have an average effective interest rate of 7.56%. These mortgages are secured by 14 specific manufactured home communities.

    b)
    Mortgages assumed in conjunction with the Hometown acquisition. These notes total approximately $78.2 million, mature from 2005 through 2031 and carry an average effective interest rate of 5.12%. These mortgages are secured by 20 specific manufactured home communities and are subject to early pre-payment penalties, the terms of which vary from mortgage to mortgage.

    c)
    Notes assumed in conjunction with the D.A.M. portfolio purchase. These notes total approximately $29.3 million, mature in 2008 and carry an average effective annual interest rate of 7.18%. These mortgages are secured by 22 specific manufactured home communities.

Preferred Interest

              We entered into the Preferred Interest on May 2, 2002. The Preferred Interest had a preferred distribution rate of 12.5% per annum. On October 17, 2003, we modified our Preferred Interest to increase our borrowing limit by $25.0 million with a preferred distribution rate of 14.0% to apply to all outstanding balances beginning on the date of the first draw of the additional loan amount. On February 18, 2004, concurrent with ARC's IPO, we repaid the Preferred Interest obligation in full and incurred $3.4 million in extinguishment costs, which are included as early termination of debt in the accompanying consolidated statement of operations for the year ended December 31, 2004.

Rental Home Credit Facility

              On December 31, 2002, ARC Housing, L.L.C., a subsidiary of ARC RE, entered into a $27.0 million credit facility collateralized by rental homes (the "Rental Home Credit Facility"). Proceeds from the Rental Home Credit Facility were available for acquisitions of rental homes and related capital expenditures. The Rental Home Credit Facility matured on February 1, 2010, bore interest at one-month LIBOR plus 4.7% (5.82% at December 31, 2003), required level monthly principal and interest payments of $421,000 beginning February 1, 2003, and was secured by 3,339 rental homes. The principal amount of the note amortized over seven years at a stated interest rate of 8.0%. We fully funded the Rental Home Credit Facility on January 3, 2003. On February 18, 2004, concurrent with ARC's IPO, we repaid the Rental Home Credit Facility in full and incurred $235,000 in debt extinguishment costs, which are included as early termination of debt in the accompanying consolidated statement of operations for the year ended December 31, 2004.

Senior Revolving Credit Facility

              We entered into the Senior Revolving Credit Facility on February 18, 2004, in connection with the completion of ARC's IPO and the Hometown acquisition. The Senior Revolving Credit Facility had a total commitment of $125.0 million, and an initial term of three years. The facility was an obligation of our Operating Partnership and was secured by 40 communities owned by a real property subsidiary of our Operating Partnership, our rental homes, and certain other assets. In August 2004, we cancelled the Senior Revolving Credit Facility and incurred $3.3 million in debt extinguishment costs, which are included as early termination of debt in the accompanying consolidated statement of operations for the year ended December 31, 2004.

Revolving Credit Mortgage Facility

              In September 2004, we obtained a Revolving Credit Mortgage Facility for borrowings of up to $85.0 million. This facility is an obligation of a subsidiary of the Operating Partnership and is secured by the same 40 communities that previously secured the Senior Revolving Credit Facility, as well as various additional communities acquired subsequent to ARC's IPO. Advances under the Revolving Credit Mortgage Facility are limited by borrowing base requirements related to the value and cash flow of the communities securing the loan. The Revolving Credit Mortgage Facility bears interest at the one month LIBOR plus 2.95% (5.35% at December 31, 2004) and has a term of one year. We incurred a commitment fee of 0.5% at the closing of the facility and will pay origination fees of 0.5% with each advance. The facility contains no significant financial covenants.

Consumer Finance Facility

              We entered into the Retail Home Sales and Consumer Finance Debt Facility on February 18, 2004, in connection with the completion of ARC's IPO and the Hometown acquisition. The Retail Home Sales and Consumer Finance Debt Facility has a total commitment of $225.0 million and a term of four years. This facility is an obligation of various subsidiaries of the Operating Partnership, and borrowings under this facility are secured by manufactured housing sales contracts. Borrowings under the facility are limited by specified borrowing base requirements related to the value of the collateral securing the facility. The facility bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR. There were no borrowings outstanding under this facility as of December 31, 2004. This facility includes customary affirmative and negative covenants, including minimum GAAP tangible net worth and maximum leverage covenants. We are in compliance with all financial covenants of the debt facility as of December 31, 2004. Upon the initial drawing under this facility, we will pay a commitment fee of 1.00% on the committed amount and additional annual commitment fees payable on each anniversary of the closing. Advances under the facility will be subject to a number of conditions, including certain underwriting and credit screening guidelines and the conditions that the home must be located in one of our communities, the loan term may not exceed 12 years for a single-section home or 15 years for a multi-section home and the loan amount shall not exceed 90% of the value of the home securing the sales contract.

              The availability of advances under the retail home sales and consumer finance debt facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on these facilities include a downgrade in the credit rating of the lender and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if in its judgment this is necessary to maintain the 75% loan-to-value ratio (see Note 16).

Floorplan Lines of Credit

              In August 2004, we amended our floorplan lines of credit to provide borrowings of up to $50.0 million, secured by manufactured homes in inventory. The amended lines of credit mature in September 2007. Under the amended lines of credit, the lender will advance 90% of the cost of manufactured homes for the first $40.0 million in advances, with the remaining $10.0 million in advances made at 75% of home costs. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 75bp to the prime rate plus 4.00% (5.50% to 8.75% at December 31, 2004), based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home's original invoice amount depending on the type of home and the number of months since the home's purchase. The amended lines of credit require the Operating Partnership to maintain a minimum tangible net worth of $500.0 million, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million. We are in compliance with all financial covenants of the lines of credit as of December 31, 2004. The lines of credit are subject to a commitment fee of $250,000, an unused line fee of .25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date. The aggregate amount of annual principal maturities subsequent to December 31, 2004 is as follows (in thousands):

	Fixed Rate Debt	Variable Rate Debt	Total
2005	$11,957	$78,999	$90,956
2006	22,487	150,871	173,358
2007	10,790	—	10,790
2008	61,685	—	61,685
2009	113,456	—	113,456
Thereafter	551,377	—	551,377

	$771,752	$229,870	$1,001,622

7. Property Operations Expense

              During the years ended December 31, 2004, 2003, and 2002 we incurred property operations expenses as follows (in thousands):

	For the Year Ended December 31,
	2004	2003	2002
Utilities and telephone	$27,128	$16,911	$13,849
Salaries and benefits	21,224	11,704	8,607
Repairs and maintenance	13,264	6,837	5,615
Insurance	3,870	2,269	1,679
Bad debt expense	3,745	2,394	1,464
Advertising	1,099	904	553
Other operating expenses	4,820	3,276	1,574

	$75,150	$44,295	$33,341

8. Retail Home Sales, Finance, Insurance and Other Operations Expenses

              During the years ended December 31, 2004, 2003, and 2002 we incurred retail home sales, finance, insurance and other operations expenses as follows (in thousands):

	For the Year Ended December 31,
	2004	2003	2002
Utilities and telephone	$79	$320	$308
Salaries and benefits	2,310	4,469	4,991
Repairs and maintenance	354	801	268
Insurance	187	179	257
Bad debt expense	188	95	20
Advertising	3,632	433	509
Other operating expenses	1,448	1,085	2,229

	$8,198	$7,382	$8,582

9. General and Administrative Expense

              During the years ended December 31, 2004, 2003, and 2002 we incurred general and administrative expenses as follows (in thousands):

	For the Year Ended December 31,
	2004	2003	2002
Salaries and benefits(b)	$21,087	$9,274	$7,148
Travel	2,140	1,712	1,276
Professional services	2,580	2,205	693
Insurance	1,012	384	788
Rent(a)	379	1,715	444
Management fees(c)	—	—	1,007
Other administrative expenses	2,163	1,565	1,731

	$29,361	$16,855	$13,087

(a)
Includes approximately $864,000 of one time expenses related to vacating unused corporate office space for the year ended December 31, 2003.

(b)
Includes approximately $10.1 million of one time expenses related to Common OP Units issued to employees in connection with ACR'S IPO.

(c)
Represents fees paid to an affiliate prior to the Reorganization.

10. Discontinued Operations

              In September 2003, we sold our Sunrise Mesa Community located in Apache Junction, Arizona for $15.0 million and recorded a gain of $3.3 million after giving effect to net assets sold of $11.5 million and closing costs of $121,000. In connection with the sale, we repaid $10.3 million of our Senior Variable Rate Mortgage due 2005 related to this community.

              In July 2004, we entered into a real estate auction agreement to sell twelve communities, comprising 2,933 homesites, geographically located where the company does not have market concentration. The auction was held in September 2004. In addition to the twelve communities sold, as part of the auction, the company also contracted to sell two parcels of undeveloped commercial land located adjacent to one of its communities in Colorado. All of these sales, except one, closed during the fourth quarter of 2004. The remaining community continues to be held for sale and classified as discontinued operations as of December 31, 2004 based on the company's intent to sell this community during 2005.

              In September 2004, we entered into an agreement to sell our Sea Pines, Camden Point and Butler Creek communities to an unaffiliated third party for a total sales price of approximately $5.9 million. These sales also closed during the fourth quarter of 2004.

              In October 2004, we entered into a real estate auction agreement to sell twelve communities, comprising 2,440 homesites, geographically located where the company does not have market concentration. The auction was held in December 2004. Each of these sales is scheduled to close subsequent to yearend.

              In December 2004, we entered into an agreement to sell our Sunswept, Berryhill Acres and Berryhill Commons communities to an unaffiliated third party for a total sales price of approximately $8.3 million. These sales also closed during the fourth quarter of 2004.

              In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," each of the communities sold during 2004 have been classified as discontinued operations as of December 31, 2004 and 2003. We have included $54.1 million and $44.4 million of net assets related to these communities as assets held for sale in the accompanying consolidated balance sheets. We have also included $29.5 million and $17.0 million of obligations related to these communities as liabilities related to assets held for sale in the accompanying balance sheets. In addition, we have recast the operations of each of these communities as discontinued operations in the accompanying statements of operations for the years ended December 31, 2004, 2003 and 2002 and recorded a loss of $8.5 million related to the sale of the discontinued operations for the year ended December 31, 2004 in connection with these sales. The following table summarizes combined balance sheet and income statement information for the discontinued operations noted above (in thousands):

	December 31,
	2004	2003
Assets
Rental and other property, net	$52,848	$43,533
Tenant, notes and other receivables, net	309	158
Lease intangibles and customer relationships, net	593	640
Prepaid expenses and other assets	373	31

	$54,123	$44,362

Liabilities
Notes payable and preferred interest	$28,951	$16,179
Accounts payable and accrued expenses	262	312
Tenant deposits and other liabilities	303	484

	$29,516	$16,975

	For the Year Ended December 31,
	2004	2003	2002
Statement of Operations
Revenue	$13,166	$7,278	$6,625
Operating expenses	11,251	7,247	5,585

Income from discontinued operations	$1,915	$31	$1,040

11. Asset Impairments

    Retail Home Sales Asset Impairment Expense

              Prior to 2003, our retail home sales subsidiary was engaged in the retail sale of manufactured homes to third parties through 19 separate, stand-alone retail dealership locations in five states. Due to significant changes in the industry, particularly the shortage of consumer financing to support sales of manufactured homes, in late 2002 we began redirecting our retail home sales subsidiary's sales efforts away from a retail dealership presence and into an in-community presence focused exclusively on sales of homes in our communities. During March 2003 we ceased operations at one of our stand-alone retail dealership locations and during June 2003 we sold two of our retail locations recording minor charges to write down fixed assets to fair value.

              As of July 1, 2003 we operated the remaining 16 separate, stand-alone dealership retail locations in five states. During the six months ended December 31, 2003 we substantially completed the redirection of our retail home sales subsidiary's sales efforts away from a retail dealership presence by selling twelve of our retail dealerships, ceasing operations in the remaining four retail dealerships and focusing entirely on in-community retail home sales activities in nearby communities owned by us. In accordance with the terms we have with the buyers of the retail dealerships, we will continue to obtain certain benefits they receive from their inventory purchases and we expect they will continue to refer new residents to our communities. With respect to five of the twelve stand-alone retail dealerships we sold, we will continue to hold and finance inventory at their retail dealership. With respect to the four retail dealerships we closed, we have relocated inventory to nearby manufactured home communities we own. In connection with these activities, we recorded a charge of $1.4 million in the third quarter of 2003 to write off fixed assets net of sales proceeds and to record the cost of remaining lease obligations at the retail dealerships we closed in the third quarter.

    Real Estate Asset Impairment

              In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we evaluate long-lived assets based on estimated future undiscounted net cash flows whenever significant events or changes in circumstances occur that indicate the carrying amount of those assets may not be recoverable. If that evaluation indicates that impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the discounted cash flows or fair value of the asset, whichever is more readily determinable.

              At December 31, 2004, we evaluated the carrying amount of certain real estate assets for potential impairment and determined write-downs using recent appraisals and capitalization rates to estimate the long-lived assets' undiscounted future cash flows. As a result of these valuations, we recorded an impairment charge to older vacant mobile homes in our rental home portfolio and to three mobile home communities of $3.0 million and $500,000, respectively.

12. Goodwill Impairment

              As discussed in Note 2, in connection with our Reorganization, we allocated goodwill of $12.1 million and $2.3 million to the retail home sales and finance reporting unit and insurance reporting unit, respectively. At December 31, 2002, we evaluated the goodwill for potential impairment using estimated market values, capitalization rates and multiples of earnings to value each reporting unit. As a result of this valuation, we recorded an impairment of goodwill in the retail home sales business of $12.1 million and in the insurance business of $1.4 million. The impairment for the retail home sales business arose as a result of a worsening of conditions since the Reorganization including adverse operating performance in our retail home sales business, the retail home sales industry, the related finance industry and the market for retail home sales businesses. The impairment for the insurance business arose because the retail home sales business provides a significant portion of the insurance business' revenue. We realized no impairment loss for the year ended December 31, 2003.

              At December 31, 2004, we evaluated our remaining goodwill for potential impairment using capitalization rates and multiples of earnings to value the real estate and insurance reporting units. As a result of these valuations, we recorded an impairment of goodwill in the insurance business of $863,000. The impairment for the insurance business was necessary due to the negative growth projections for the business product.

13. Employee Savings Plan

              The Company provides to its employees a qualified retirement savings plan ("Plan") designed to qualify under Section 401 of the Internal Revenue Code. The Plan allows employees of the Company and its subsidiaries to defer a portion of their compensation on a pre-tax basis subject to certain maximum amounts. The Plan does not provide for matching contributions to be made by the Company to employee accounts.

14. Commitments and Contingencies

              We lease office space and various pieces of office equipment under non-cancelable operating leases. These leases have expiration dates beginning in 2005 through July 2009. Minimum future lease and sublease payments under operating leases as of December 31, 2004 are as follows (in thousands):

2005	$748
2006	101
2007	104
2008	48
2009	16

Total	$1,017

              In December 2003, we recorded a one time charge of $864,000 for vacating unused office space.

              In the normal course of business, from time to time we are involved in legal actions relating to the ownership and operations of our properties. In our opinion, the liabilities, if any, that may ultimately result from such legal actions, will not have a material adverse effect on our financial position, results of operations or cash flows.

              In the normal course of business, from time to time we incur environmental obligations relating to the ownership and operation of our properties. In our opinion, the liabilities, if any, that may ultimately result from such environmental obligations, will not have a material adverse effect on our financial position, results of operations or cash flows.

              During August and September 2004, our manufactured home communities located in the southeastern United States were impacted by hurricanes Charley, Frances, Ivan and Jeanne. Our communities sustained aggregate estimated damages of approximately $1.6 million consisting primarily of fallen trees and branches, roof and water damage to clubhouses and buildings, damage to company-owned manufactured homes, and debris removal. The company has adequate property and business interruption insurance coverage. The impact of the hurricanes, net of insurance proceeds, on the company's 2004 results of operations was $453,000.

15. Related Party Transactions

              One of our subsidiaries provides accounting services to six communities that are controlled by our Chief Executive Officer under two separate year to year asset management agreements for which we received $27,000 $29,000 and $28,000 in compensation in 2004, 2003 and 2002, respectively. Also, during 2004, 2003 and 2002 we billed these same companies controlled by our Chief Executive Officer $105,000, $67,000 and $30,000 for property management expenses in accordance with those agreements. In addition, we lease an airplane hangar from a company controlled by our Chief Executive Officer for which we paid $53,000, $53,000 and $52,000 in 2004, 2003 and 2002, respectively. At December 31, 2004 and 2003, companies owned by our Chief Executive Officer owed to us approximately $68,000 and $4,000, respectively.

              During 2002, we purchased ten mobile homes on behalf of one of these affiliates in its rental unit acquisition operations. As a result, at December 31, 2002 the affiliate owed $206,000 related to these purchases.

              During 2002, an officer borrowed $100,000 from a subsidiary in exchange for a note. The note bore interest at 4.75%, required monthly interest payments and matured on June 30, 2005. The note was repaid in full during 2004.

              Prior to the Reorganization, a subsidiary of the company reimbursed certain related parties for specific and allocated expenses of $2.7 million during 2002. These expenses included salaries and benefits, rent and travel and are included in general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2002. The related party calculated the allocated costs monthly based on the proportion of the subsidiary's total assets to the total assets under the related party's control.

              Prior to the Reorganization, a subsidiary purchased manufactured homes from a related party amounting to $1.5 million in 2002. The homes were purchased at a price that approximated the related party's cost and included them in manufactured homes and improvements.

16. Subsequent Events

              In March 2005, the Company secured an additional $100.0 million in financing commitments, consisting of an unsecured $25.0 million trust preferred security, and a $75.0 million lease receivables facility secured by substantially all of the Company's rental homes and the related leases. The $25.0 million trust preferred security was borrowed on March 15, 2005, matures in 30 years, and bears interest at 3-month LIBOR plus 3.25%. The lease receivables facility commitment is for $75.0 million, decreasing $3.0 million quarterly through March 31, 2007. The facility will bear interest at the 1-month LIBOR plus 7.0%, decreasing to the 1-month LIBOR plus 3.25% if certain conditions are met. The facility will mature in March 2007. The closing of the lease receivable facility will reduce the combined borrowing capacity under the consumer finance facility to $200.0 million and eliminate $25.0 million of previous chattel financing. The lease receivables facility is subject to customary closing conditions and documentation. There can be no assurance that we will close the facility and fund.

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Affordable Residential Communities LP (Formerly Affordable Residential Communities IV, LP) Consolidated Financial Statements As of and for the Years Ended December 31, 2004 and 2003
INDEX
REPORT OF INDEPENDENT AUDITORS
Affordable Residential Communities LP Consolidated Balance Sheets As of December 31, 2004 and 2003 (In thousands)
Affordable Residential Communities LP Consolidated Statements of Operations For the years ended December 31, 2004, 2003, and 2002 (In thousands)
Affordable Residential Communities LP Consolidated Statements of Partners' Capital For the years ended December 31, 2004, 2003, and 2002 (In thousands)
Affordable Residential Communities LP Consolidated Statements of Cash Flows For the years ended December 31, 2004, 2003, and 2002 (In thousands)
Affordable Residential Communities LP Notes to Consolidated Financial Statements